Exhibit 99.1

PRESS RELEASE

For release:	For more information:
Ohiarihko:wa/July 8, 2010	David T. Staddon, Director Public Information Office St. Regis Mohawk Tribe Tel: (518) 358-2272 ext. 286

St. Regis Mohawk Tribe Exploring Other Options in the Catskills

Akwesasne Territory -- The St. Regis Mohawk Tribe has decided to end its exclusive discussions with Empire Resorts to build a Class III Casino in the Catskills region of New York State. While the tribe continues to believe that the federal government will reconsider its stand on off-reservation gaming and that the Catskill Region of New York will eventually see class III gaming, recent negotiations between the tribe and Empire Resorts have resulted in impasses on certain key terms.

A referendum held by the St. Regis Mohawk Tribe earlier this year showed community support for seeking a Catskills casino, but did not limit the Tribe’s leadership to the site owned by Empire Resorts. “At the time, the Monticello Resorts site appeared to make the most sense to the Tribe, as it had obtained final environmental approvals from the federal government. However, discussions with Empire Resorts to reach acceptable terms of a purchase agreement for the land, which is necessary to move any land into trust application forward, have not been successful,” said Chief Mark Garrow.

The St. Regis Mohawk Tribe will continue to lobby the Department of the Interior to reverse its stand on off-reservation gaming, while seeking alternative sites and options in the Catskill region.

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The St. Regis Mohawk Tribal Council is the duly elected and federally recognized government of the St. Regis Mohawk People.